Exhibit 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

PLX PHARMA WINDDOWN CORP.

The Amended and Restated Bylaws (the “Bylaws”) of PLx Pharma Winddown Corp., formerly known as PLx Pharma Inc. (the “Corporation”), are hereby amended by:

(a)	Changing all references to the name of the Corporation from “PLx Pharma Inc.” to “PLx Pharma Winddown Corp.”;

(b)	Amending and restating Article 6, Section 6.1 thereof to read as follows:

SECTION 6.1. Officers. The officers of the Corporation may include such officers and agents with such titles as the Board of Directors may prescribe. All officers of the Corporation shall hold their offices for such terms and shall exercise such powers and perform such duties as prescribed by these Bylaws, the Board of Directors or President, as applicable. Any two (2) or more offices may be held by the same person. The Chairman of the Board shall be elected from among the directors. No officer need be a director or a stockholder of the Corporation. The Board of Directors may delegate to any officer of the Corporation the power to appoint other officers and to prescribe their respective duties and powers.

; and

(c)	Deleting Article 6, Sections 6.7 through 6.10 in their entirety.

July 7, 2023

/s/ John Halloran
John Halloran
Deputy Chief Restructuring Officer